                      SECURITIES AND EXCHANGE COMMISSION


                            Washington, D.C.  20549



                                   FORM 8-K

                                CURRENT REPORT
                        PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934


                       Date of Event:  November 1, 1996



                      United International Holdings, Inc.
              --------------------------------------------------
              (Exact Name of Registrant as Specified in Charter)


       Delaware                     0-21974                   84-1116217
----------------------           ------------             -----------------
   (State or other               (Commission              (IRS Employer
   jurisdiction of               File Number)             Identification #)
   incorporation)


            4643 South Ulster Street, Suite 1300, Denver, CO. 80237
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                    (Address of Principal Executive Office)




                                (303) 770-4001
             ----------------------------------------------------
             (Registrant's telephone number, including area code)
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ITEM 5.    OTHER EVENTS
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On November 1, 1996, a wholly-owned subsidiary of United International Holdings,
Inc. (the "Company"), acquired a 100% ownership interest in two cable television companies and one MMDS system serving a total of approximately 37,500 subscribers and 80% of a third company serving approximately 23,500 subscribers. The sysytems pass approximately 116,000 homes in Bahia Blanca and Punta Alta, Argentina. The Company has a call option and the shareholders have a put option, in each case first exercisable in 18 months, on the remaining 20% of the third cable company. The total purchase price is approximately $52.3 million (which is subject to adjustment based upon completion of post closing adjustments by the Company), of which $26.0 million was paid at closing and the balance will be paid over an 18-month period. The purchase price for the put/call option is estimated to be approximately $4.4 million. The Company purchased the interest from several Argentina individuals.

The purchase price was determined by negotiations among the parties. The Company considered discounted cash flow analysis along with an analysis of internal rates of return for the Company in agreeing to the price. The amounts described above are exclusive of interest on deferred payments. The transfers are subject to certain post-closing governmental approvals which the Company expects to obtain in due course.

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                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



UNITED INTERNATIONAL HOLDINGS, INC.


Date:   November 15, 1996
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By:    /S/ Bernard G. Dvorak
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       Bernard G. Dvorak
       Chief Financial Officer
       (A Duly Authorized Officer and Principal Financial Officer)

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